Exhibit 9(d)




                             The Premium Portfolios
                  c/o Signature Financial Group (Cayman) Ltd.
                         Elizabethan Square, 2nd Floor
                           George Town, Grand Cayman
                              Cayman Islands, BWI



                                November 1, 1998


State Street Cayman Trust Company, Ltd.
P.O. Box 2508 GT
Grand Cayman,
Cayman Islands Attention: Jacqueline Henning

     Re: The Premium Portfolios - Accounting Services Agreement

Ladies and Gentlemen:

     Pursuant to Section 7.1 of the Accounting Services Agreement dated as of September 1, 1997 (the "Agreement"), between The Premium Portfolios (the "Trust") and State Street Cayman Trust Company, Ltd. (the "Accounting Agent"), we hereby request that High Yield Portfolio, U.S. Fixed Income Portfolio, Foreign Fixed Income Portfolio and S&P 500 Index Portfolio (collectively, the "Portfolios") be added to the list of series of the Trust on behalf of which the Accounting Agent performs certain accounting and recordkeeping duties pursuant to the terms of the Agreement.

     Please sign below to evidence your agreement to perform such duties on behalf of the Portfolios and to add the Portfolios as beneficiaries under the Agreement.

                                             THE PREMIUM PORTFOLIOS

                                             By:    Philip W. Coolidge

                                             Title: President



  Agreed: State Street Cayman Trust Company, Ltd.

          By: Jacqueline Henning

          Title: For State Street Cayman Trust Company Ltd.

  cc: Mike Larkin State Street Funds Services Toronto Inc.